Exhibit 10.2

[CEO Specimen]

DIAMOND OFFSHORE DRILLING, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Grant Date”) and evidences the grant of the Performance Award set forth below by Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), to the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (the “Plan”).

Name of Grantee:	[ ]

Target Number of Performance RSUs:	[ ]

Grant Date:	[ ]

Performance Period:	Calendar years [calendar year including Grant Date and two following calendar years]

Vesting of RSUs:	See Section 2 below

1. Grant of Performance Awards. The Company hereby grants to the Grantee performance-based Restricted Stock Units (“Performance RSUs” or “RSUs”) as set forth herein (the “Performance Award”), subject to all of the terms and conditions of this Agreement and the Plan. Each RSU represents the right to receive one share of Stock upon the vesting of such RSU, rounded down to the nearest whole share in the aggregate on the Vesting Date. This Agreement shall constitute the Award Terms for purposes of the Plan.

2. Form of Payment and Vesting.

(a) The attached Schedule A specifies the financial performance goals (“Performance Goals”) required to be attained during the performance period designated above (the “Performance Period”) in order for the Performance RSUs to become eligible to vest, provided that, in determining the number of Performance RSUs eligible to vest, the Committee shall at all times have the right in its sole discretion to reduce the number of Performance RSUs that would otherwise be eligible to vest as a result of the performance as measured against the Performance Goal (“Negative Discretion”). Any Performance RSUs that vest in accordance with this Agreement shall thereafter be payable in accordance with this Section 2. Any Performance RSUs that do not vest pursuant to this Agreement shall be immediately forfeited.

(b) Following the end of the Performance Period (but in no event later than two and one-half (2 1⁄2) months following the end of the Performance Period), the Committee shall determine the actual level of attainment of the Performance Goal for the Performance Period. On the basis of the Committee’s determination, the Committee will determine the number of Performance RSUs eligible to vest as calculated in accordance with the percentile matrix set forth in Schedule A, subject to the Committee’s Negative Discretion. The number of Performance RSUs determined by the Committee through such process shall constitute the number of RSUs in which the Grantee shall vest under this Award. With regard to Performance RSUs subject to this Award, the “Vesting Date” for such Performance RSUs shall be the date that the Committee determines the vesting of Performance RSUs in accordance with this Section 2(b).

(c) Not later than two and one-half (2 1⁄2) months following the end of the Performance Period, the Company shall deliver to the account of the Grantee a number of shares of Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equal to the number of RSUs subject to this Award that vest on the Vesting Date, less withholding pursuant to Section 7(e) of the Plan, unless such RSUs terminated or are forfeited prior to the Vesting Date pursuant to this Agreement or the Plan or unless the Company has elected in its discretion to settle such vested RSUs in cash in lieu of Stock. The Company’s obligation to deliver shares of Stock or otherwise make payment with respect to vested RSUs is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares of Stock with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to Section 7(j) of the Plan. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests with respect to any RSUs that are paid or that terminate pursuant to this Agreement or the Plan. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue shares of Stock in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any applicable stock exchange.

(d) Except as otherwise provided in Section 3 of this Agreement and except as otherwise provided in the Employment Agreement to the extent then in effect, the vesting schedule in this Agreement requires continued employment or service with the Company or one of its Subsidiaries through the Vesting Date as a condition to the vesting of the Award and the rights and benefits under this Agreement. Except as otherwise provided in Section 3 of this Agreement and except as otherwise provided in the Employment Agreement to the extent then in effect, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in this Agreement or under the Plan.

(e) Notwithstanding anything to the contrary in this Agreement, the Company reserves the right, at its sole discretion, to settle any vested RSU by cash payment in lieu of Stock. If the Company elects to settle any RSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested RSUs to be settled in cash, less any withholding pursuant to Section 7(e) of the Plan, by (b) the Fair Market Value of a share of Stock as of the Vesting Date.

3. Termination of Performance Award. Reference is hereby made to the Employment Agreement, dated as of February 12, 2014, between the Company and the Grantee (as may be extended or amended, the “Employment Agreement”). For purposes of this Agreement, the terms “Permanent Disability,” “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement. The Performance Award is subject to termination as follows:

(a) Termination of Employment For Cause. Upon the termination of the Grantee’s employment with the Company and/or its Subsidiaries for Cause (in accordance with Section 6.6 of the Employment Agreement) prior to the Vesting Date, the unvested portion of the Grantee’s Performance Award shall be forfeited as of the date of such termination of employment.

(b) Termination of Employment by the Company without Cause or by the Grantee for Good Reason. Except as otherwise provided in the Employment Agreement to the extent then in effect, upon termination of the Grantee’s employment by the Company without Cause or by the Grantee for Good Reason (in accordance with Section 6.3 of the Employment Agreement), in either case on or after [2 years after Grant Date] but prior to the Vesting Date, then this Award of RSUs shall remain outstanding and the number of RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested RSUs will be reduced by 50% (and the remainder of this Award of RSUs will be forfeited).

(c) Termination of Employment On Account of Retirement. Except as otherwise provided in the Employment Agreement to the extent then in effect, upon the Grantee’s retirement (as defined below) prior to the Vesting Date, then this Award of RSUs shall remain outstanding and the number of RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested RSUs will be reduced pro rata to correspond with the portion of the period commencing on the Grant Date and ending on [last day of Performance Period] that has elapsed as of the effective date of the Grantee’s retirement (and the remainder of this Award of RSUs will be forfeited).

For purposes of this Section 3(c), “retirement” means the termination of employment with the Company and each of its Subsidiaries or Affiliates by the Grantee on or after reaching age 63; provided that the Grantee’s employment is not terminated for Cause and provided further that such termination will constitute a retirement for these purposes only if, at least one year prior to the Grantee’s desired retirement date, the Grantee delivers a written notice (by any means, including by email) to the VP - Human Resources or other employee within the Human Resources Department of the Company that (x) indicates the Grantee intends to retire and (y) specifies an intended retirement date.

(d) Other Termination of Employment After Second Year. Except as otherwise provided in the Employment Agreement to the extent then in effect, upon termination of the Grantee’s employment for any reason not addressed in Sections 3(a), (b) or (c) above, including Grantee’s voluntary resignation, in any event on or after [2 years after Grant Date] but prior to the Vesting Date, then this Award of RSUs shall remain outstanding and the number of RSUs to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting number of vested RSUs will be reduced by 80% (and the remainder of this Award of RSUs will be forfeited).

(e) Other Termination of Employment. Except as otherwise provided in the Employment Agreement to the extent then in effect and except as otherwise set forth in Sections 3(a), (b), (c) or (d) above, if the Grantee’s employment with the Company and/or its Subsidiaries terminates prior to the Vesting Date for any reason, the unvested portion of this Award shall be forfeited as of the date of such termination of employment.

4. No Shareholder Rights Prior to Vesting. The Grantee shall have no rights of a shareholder (including the right to distributions or dividends) with respect to the Company’s stock issuable hereunder until such stock is issued pursuant to the terms of this Agreement.

5. Dividend Treatment. Upon the Company’s payment of a cash dividend or stock dividend in respect of the Company’s Stock and prior to vesting of this Performance Award, the Grantee shall be credited with a number of additional RSUs in respect of RSUs outstanding on the record date for such dividend (for this purpose, the number of RSUs that are outstanding shall be based on the target number of RSUs), with such number of additional RSUs to equal the aggregate dividend payable with respect to the shares subject to the RSUs with respect to which the dividend is paid, divided by the volume weighted average trading price of the Stock for the ten (10) trading days immediately preceding the dividend record date, rounded down to the nearest whole share. Such additional RSUs shall be eligible to vest on the same schedule and subject to the same conditions as the original RSUs grant to which the additional RSUs are attributable. Notwithstanding the foregoing, additional RSUs credited pursuant to the operation of this Section 5 may be settled in cash or Stock, as determined by the Committee.

6. Performance Award Subject to Plan. The Performance Award is subject to the provisions of the Plan, which are hereby incorporated by reference. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern.

7. No Rights to Continuation of Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.

8. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Grantee (and/or to deduct from the number of shares of Stock otherwise deliverable hereunder a number of shares of Stock with a Fair Market Value equal to) any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting the Performance Award.

9. Section 409A Compliance. It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Agreement be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Agreement without violating any applicable requirement of Section 409A.

10. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

11. Binding on Successors. The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12. Transferability. The Performance Award is not transferable except (i) as designated by the Grantee by will or by the laws of descent and distribution or (ii) as otherwise expressly permitted by the Committee. If any rights exercisable by the Grantee or benefits deliverable to the Grantee under this Agreement have not been exercised or delivered at the time of the Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Plan.

13. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof.

14. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section.

15. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Grantee:

The address of his principal residence as it appears in the Company’s records, with a copy to him at his office in Houston, Texas.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094-1800

Attention:     Corporate Secretary

Facsimile:    (281) 647-2223

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 15. Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.

16. Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by the Company and the Grantee. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the other party of a provision of this Agreement.

17. Coordination With Employment Agreement. The provisions of Section 21 and 22 of the Employment Agreement are hereby incorporated herein by reference.

18. Acceptance. Acceptance of this Agreement by the Grantee acknowledges receipt of a copy of the Plan and this Agreement, and acknowledges that the Grantee has read and understands the terms and provisions hereof and accepts the Performance Award subject to all the terms and conditions of the Plan and this Agreement. The Company may, in its sole discretion, deliver any documents related to this Award by electronic means. The Grantee hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company. By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of this Award through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Grant Date.

IN WITNESS WHEREOF, effective as of the Grant Date, the Company has caused the Agreement to be executed on its behalf by a duly authorized officer.

DIAMOND OFFSHORE DRILLING, INC.

By:
[Name]
[Title]

ACCEPTED AND AGREED:

[Name]

Schedule A

Vesting of Performance RSUs

The Award of Performance RSUs pursuant to this Agreement shall vest dependent upon level of achievement of the following Performance Goal for the Performance Period, subject to the Negative Discretion of the Committee:

The average, for the three calendar years included in the Performance Period, of the quotient obtained (with respect to each such calendar year) from the following formula shall equal [    ]% (“Target”):

Adjusted EBITDA for such year
Adjusted Net PP&E as of 31 December of such year

Where:

“Adjusted EBITDA” means, for any calendar year, for the Company and its subsidiaries, on a consolidated basis, an amount equal to consolidated net income (excluding the cumulative effect of any change in accounting principle) determined in accordance with United States generally accepted accounting principles (“GAAP”) for such year plus or minus, as applicable, the following to the extent deducted in calculating such consolidated net income: (a) plus an amount equal to interest expense in accordance with GAAP, for such year, (b) plus or minus the provision for tax expense or benefit accrued by the Company and its consolidated subsidiaries for such year, (c) plus the amount of depreciation and amortization expense for such year, (d) minus, without duplication, interest income for such year, as determined in accordance with GAAP, (e) plus or minus, without duplication, the amount of non-operating expenses or income for such year, all as determined in accordance with GAAP, and (f) excluding (i) the effects of any asset impairments recorded during such year, (ii) any gain or loss on the sale of assets during such year and (iii) any rig margin – defined by the Company as rig revenue less controllable expenses – associated with an asset acquired during the Performance Period; and

“Adjusted Net PP&E” means, at any date of determination, for the Company and its subsidiaries, on a consolidated basis, an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment), determined in accordance with GAAP, plus an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment) classified on the Company’s balance sheet as held for sale, as determined in accordance with GAAP, in each case excluding, over the elapsed portion of the Performance Period to date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

The level of achievement against the Performance Goal shall govern the number of Performance RSUs that vest based on the schedule in the table below, subject to the Negative Discretion of the Committee and based upon a target of 100% of Performance Goal achievement:

Performance Level	Performance as a Percentage of Target	Performance RSUs Vesting
Below Threshold	Less than 50%	0%
Threshold	50%	67%
Target	100%	100%
Maximum	150% or greater	133%

Linear interpolation shall be applied to determine payments in the event of performance falling between the levels stated in the above table.